Exhibit (d)(161)

NORTHERN MULTI-MANAGER FUNDS

AMENDMENT NO. 1 TO SUB-ADVISORY AGREEMENT

This Amendment (“Amendment”), dated as of the 30th day of June, 2014, is entered into between Northern Trust Investments, Inc. (the “Adviser”), and Summit Creek Advisors, LLC (“the Sub-Adviser”).

WHEREAS, the Adviser and Sub-Adviser have entered into a Sub-Advisory Agreement (the “Sub-Advisory Agreement”) dated as of February 21, 2013, pursuant to which Board of Trustees of the Multi-Manager Funds (the “Board”) has appointed the Sub-Adviser to act as a sub-adviser to the Multi-Manager Small Cap Fund (the “Fund”);

WHEREAS, the Investment Advisory and Ancillary Services Agreement dated May 5, 2006, as amended (the “Advisory Agreement”) between the Adviser and Northern Funds (the “Trust”) on behalf of the Fund, relating to the provision of portfolio management and administrative services to the Fund, will terminate on June 30, 2014, and the Adviser has entered into a new Management Agreement with the Trust dated as of June 30, 2014 (“Management Agreement”), relating to the provision of portfolio management and administration services to the Fund;

WHEREAS, the Sub-Advisory Agreement provides that it will automatically terminate upon termination of the Advisory Agreement;

WHEREAS, the Management Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Management Agreement to one or more sub-advisers;

WHEREAS, the Adviser and the Trustees of the Multi-Manager Funds desire to continue to retain the Sub-Adviser to render portfolio management services to the Fund in the manner and on the terms set forth in the Sub-Advisory Agreement as amended by this Amendment, and the Sub-Adviser is willing to continue to provide such services;

WHEREAS, Sub-Adviser acknowledges that the Adviser assumed the duties and responsibilities under this Sub-Advisory Agreement of The Northern Trust Company of Connecticut on January 1, 2014.

WHEREAS, the Adviser and Sub-Adviser now wish to amend the Sub-Advisory Agreement; and

WHEREAS, the Board, including a majority of disinterested Trustees, has approved this Amendment at an in person meeting on May 21, 2014;

NOW THEREFORE, the parties hereto, intending to be legally bound hereby agree as follows:

1. All references to the Advisory Agreement in the Sub-Advisory Agreement are hereby replaced with “Management Agreement.”

2. Notwithstanding Paragraph 10(c) of the Sub-Advisory Agreement, the Sub-Advisory Agreement shall not automatically terminate upon termination of the Advisory Agreement. Paragraph 10(c) of the Sub-Advisory Agreement is hereby amended and restated as follows: “this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Management Agreement.”

3. The Sub-Adviser hereby acknowledges that all of the responsibilities of The Northern Trust Company of Connecticut under the Sub-Advisory Agreement have been assumed by Northern Trust Investments, Inc.

4. The following provision is added to the Sub-Advisory Agreement:

21. Client Information Security: Pursuant to the Gramm-Leach- Bliley Act, the Sub-Adviser agrees to implement reasonable measures that are designed to:

1) Ensure the security and confidentiality of any of the Fund’s shareholder personal information (“Shareholder Information”) in Sub-Adviser’s possession or control;

2) Protect against any anticipated threat or hazards to the security or integrity of Shareholder Information;

3) Protect against unauthorized access to or use of Shareholder Information that could result in substantial harm or inconvenience to any Fund shareholder; and

4) Ensure the proper disposal of Shareholder Information.

The Sub-Adviser also agrees to notify Adviser as soon as possible of any security breach or acquisition of Shareholder Information by an unauthorized person.

5. Except to the extent amended hereby, the Sub-Advisory Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

All signatures need not appear on the same copy of this Amendment.

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Nina Staley
Name: Nina Staley
Title: Senior Vice President

SUMMIT CREEK ADVISORS, LLC

By:	/s/ Adam N. Benson
Name: Adam N. Benson
Title: Managing Partner